SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 21, 1997

                              DANIEL GREEN COMPANY
             (Exact name of registrant as specified in its charter)

   Massachusetts                  0-00774                      15-0327010
 (State or other                (Commission                   (IRS Employer
  jurisdiction of               File Number)                Identification No.)
  incorporation)


                      One Main Street, Dolgeville NY 13329
          (Address of principal executive offices, including zip code)




                                 (315) 429-3131
              (Registrant's telephone number, including area code)




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Item 5.   Other Events.

         1. Resignation of Warren J. Reardon as President and Chief Operating Officer

         The Daniel Green Company (the "Company") announced on November 21, 1997 that its Board of Directors has accepted the resignation of Warren J. Reardon III as President and Chief Operating Officer of the Company. Mr. Reardon, who is resigning for personal reasons, has agreed to remain with the Company until it finds a successor. The Company has engaged an executive search firm to assist in this process.

         2.  Sale of Stock to Retirement Savings Partnership Plan

         The Company also announced on November 21, 1997 that it has agreed to sell 186,437 shares of its common stock to the Daniel Green Retirement Savings Partnership Plan, a new employee savings plan sponsored by the Company (the "Plan") at $4.80 per share. The sale price is based on an independent appraisal of the Company's stock. Upon completion of the sale, the Plan will own approximately 11% of the Company's outstanding common stock.

         The stock sale to the Plan follows the Company's termination of the defined benefit plan it maintained for its employees. After making full provision for payment of all benefits of employees and retirees, there was an overfunding of approximately $3,600,000, of which approximately $2,700,000 reverted to the Company. The remaining funds of approximately $900,000 were transferred to the Plan and will be used to purchase the Company's stock.

         As a result of these transactions, the Company expects to receive cash in the amount of approximately $2,250,000, net of all applicable taxes and expenses, and to report a positive after-tax effect on earnings of approximately $158,000.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant):     Daniel Green Company
Date:             November 25, 1997
By:                /s/ Stanley W. Kabot
                  Stanley W. Kabot
                  Treasurer